Exhibit 99.1

PRESS RELEASE

Investor Contacts:		Press Contacts:
Marlene S. Dooner Jane B. Kearns Michael A. Kelman	(215) 286-7392 (215) 286-4794 (215) 286-3035	D’Arcy Rudnay John Demming	(215) 286-8582 (215) 286-8011

COMCAST REPORTS FOURTH QUARTER AND YEAR END 2009 RESULTS

¡	2009 Consolidated Revenue Increased 3.9%

¡	2009 Consolidated Operating Cash Flow Increased 4.4%

¡	2009 Consolidated Operating Income Increased 7.2%

¡	2009 Earnings per Share of $1.26 Increased 46.5%

¡	2009 Free Cash Flow of $4.4 Billion Increased 20.8%

¡	Repurchased 49.8 Million Common Shares in 2009 for $765 Million; Repurchased $300 Million in the 4th Quarter

Philadelphia, PA – February 3, 2010 …Comcast Corporation (NASDAQ: CMCSA, CMCSK) today reported results for the quarter and year ended December 31, 2009.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation, said “I am pleased to report healthy operating and financial results for 2009. We are particularly proud of our accomplishments this year in light of a difficult economic environment affecting the consumer and our advertising business, as well as intensified competition. These results highlight the strength and resilience of our businesses, as well as effective execution, with a focus on profitable growth, expense control and prudent capital management. In 2009, we continued to invest in our products and services and in growth opportunities like Comcast Business Services. We also made real progress deploying All-Digital and Wideband, and launched innovative products like Comcast High-Speed 2go, our 4G wireless broadband service, and On Demand Online. We believe these initiatives and our focus on delivering the best consumer experience further improves our competitive position now and in the future.

We are also excited about the opportunity to strengthen our position in content through the announced NBC Universal transaction, and to bring those assets together with our already-strong position in cable and broadband distribution. Our technology platform now allows for significant cross platform integration and product innovation that will help us expand the entertainment options we offer our customers.

As we begin 2010, Comcast is well positioned to continue to execute and deliver growth with a continued focus on building value for our shareholders.”

Consolidated Financial Results

Revenue increased 3.9% in 2009 to $35.8 billion, while Operating Cash Flow increased 4.4% to $13.7 billion and Operating Income increased 7.2% to $7.2 billion. This growth is due to solid results at all our operating segments.

For the quarter ended December 31, 2009, Revenue increased 2.9% to $9.1 billion and Operating Cash Flow increased 1.1% to $3.4 billion, reflecting continued growth at Cable, partially offset by higher expenses at Programming and Corporate and Other. Fourth quarter 2009 Operating Income increased 3.4% to $1.8 billion.

For additional detail on revenue and operating expenses, customer metrics, and capital expenditures, please refer to the trending schedules on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com.

($ in millions)	4th Quarter			Full Year
	2008	2009	Growth	2008	2009	Growth
Revenue[1]
Cable	$8,342	$8,561	2.6%	$32,610	$33,857	3.8%
Programming	350	368	5.2%	1,426	1,496	4.9%
Corporate & Other	119	138	14.3%	387	403	3.9%

Total Consolidated Revenue	$8,811	$9,067	2.9%	$34,423	$35,756	3.9%

Operating Cash Flow (OCF)
Cable	$3,415	$3,473	1.7%	$13,170	$13,694	4.0%
Programming	55	46	(17.0%)	362	389	7.5%
Corporate & Other	(100)	(110)	(10.0%)	(400)	(369)	7.5%

Total Consolidated OCF	$3,370	$3,409	1.1%	$13,132	$13,714	4.4%

Earnings per Share2 (EPS) for 2009 was $1.26, a 46.5% increase from $0.86 in 2008, reflecting growth in Consolidated Operating Cash Flow, lower interest expense from a reduction in total debt and a lower effective tax rate resulting from the recognition of income tax benefits.

•

EPS for 2009 includes a $180 million one-time pretax financing charge related to the $1.3 billion debt tender in July 2009 ($113 million or $0.04 per share after tax) as well as the recognition of income tax benefits of $566 million or $0.20 per share.

•

EPS for 2008 includes a $235 million pretax gain related to the January 2008 dissolution of the Insight Midwest partnership ($144 million or $0.05 per share after tax), a $600 million pretax impairment charge for our Clearwire investment ($378 million or $0.13 per share after tax) and the recognition of income tax benefits of $154 million or $0.05 per share.

•	Except for these items, 2009 EPS would have grown 23.6% over 2008.

Earnings per Share for the quarter ended December 31, 2009 was $0.33, a 136% increase from the $0.14 reported in the fourth quarter of 2008, reflecting growth in Consolidated Operating Cash Flow and lower interest expense from a reduction in total debt.

•	Fourth quarter 2009 EPS includes the recognition of income tax benefits of $130 million or $0.04 per share.

•

Fourth quarter 2008 EPS includes a $600 million pretax impairment charge for our Clearwire investment ($378 million or $0.13 per share after tax) and the recognition of income tax benefits of $74 million or $0.02 per share.

•	Except for these items, fourth quarter 2009 EPS would have grown 16.0% over the comparable period in 2008.

Capital Expenditures for 2009 declined 11.0% to $5.1 billion, or 14.3% of total revenue, reflecting lower residential unit additions and improved equipment pricing, partially offset by an increased investment in Comcast Business Services and strategic initiatives like All-Digital and Wideband. For the quarter ended December 31, 2009, Capital Expenditures decreased 6.0% from the prior year to $1.6 billion.

Free Cash Flow (excluding any impact from the Economic Stimulus packages) increased 20.8% to $4.4 billion in 2009 from $3.7 billion in 2008. The increase in Free Cash Flow was driven by lower capital expenditures and modestly higher Net Cash Provided by Operating Activities reflecting growth in Consolidated Operating Cash Flow, primarily offset by higher cash taxes. Free Cash Flow for the fourth quarter of 2009 totaled $768 million, a 11.1% decline from $864 million in the fourth quarter of 2008, reflecting lower Net Cash Provided by Operating Activities as a result of changes in operating assets and liabilities and higher cash taxes, partially offset by lower capital expenditures.

($ in millions)	4th Quarter			Full Year
	2008	2009	Growth	2008	2009	Growth
Net Cash Provided by Operating Activities	$2,858	$2,556	(10.6%)	$10,231	$10,281	0.5%
Capital Expenditures	(1,713)	(1,609)	(6.0%)	(5,750)	(5,117)	(11.0%)
Cash Paid for Capitalized Software and Intangibles	(151)	(139)	(7.9%)	(527)	(522)	(0.9%)
Adjustments for Payment of Tax on Nonoperating Items	(13)	49	NM	303	115	NM

FCF (Including Economic Stimulus Packages)	$981	$857	(12.6%)	$4,257	$4,757	11.7%
Impact from Economic Stimulus Packages	(117)	(89)	NM	(600)	(341)	NM

Free Cash Flow	$864	$768	(11.1%)	$3,657	$4,416	20.8%

Note: The definition of Free Cash Flow remains unchanged and specifically excludes any impact from the 2008 or 2009 Economic Stimulus packages.

Cable Segment Results

For 2009, Cable segment revenue increased 3.8% to $33.9 billion from $32.6 billion in 2008. This increase reflects continued growth in high-speed Internet (HSI), Comcast Digital Voice (CDV) and Comcast Business Services, partially offset by lower growth in video revenue principally due to video customer losses and lower advertising revenue. The monthly average total revenue per video customer increased 6.4% from $111.05 to $118.20, reflecting an increasing number of customers taking multiple products and a higher contribution from Comcast Business Services.

For 2009, Operating Cash Flow grew 4.0% to $13.7 billion from $13.2 billion in 2008, equal to an Operating Cash Flow margin of 40.4% in both 2009 and 2008. These results reflect a continued focus on expense management and improved operational efficiencies in CDV and HSI, offset by increases in video programming, technical labor and customer service expenses.

For the quarter ended December 31, 2009, Cable segment revenue increased 2.6% to $8.6 billion compared to $8.3 billion reported in the fourth quarter of 2008. This increase reflects higher HSI, CDV and Comcast Business Services revenue, partially offset by lower advertising revenue as well as lower video revenue due to video customer losses and more moderate rate increases compared to the fourth quarter of 2008.

Operating Cash Flow for the fourth quarter of 2009 increased 1.7% to $3.5 billion compared to $3.4 billion in the prior period. This quarter’s results include $81 million of severance-related charges as compared to $63 million in last year’s fourth quarter. Operating Cash Flow margin was 40.6% in the fourth quarter of 2009 compared to 40.9% in the fourth quarter of 2008.

Customers3. As of December 31, 2009, Comcast’s video, high-speed Internet and voice customers totaled 47.1 million, reflecting 1.5 million net additions during 2009.

(in thousands)	Customers			Net Adds
	YE 08	YE 09	Growth	4Q09	2009
Video Customers	24,182	23,559	(2.6%)	(199)	(623)
High-Speed Internet Customers	14,929	15,930	6.7%	247	1,002
Voice Customers	6,473	7,622	17.8%	243	1,149

Combined Video, HSI and Voice Customers	45,584	47,112	3.4%	290	1,528
Digital Video Customers	17,004	18,415	8.3%	410	1,411

Total Revenue Generating Units	62,588	65,527	4.7%	701	2,939

Programming Segment Results

The Programming segment reported 2009 revenue of $1.5 billion, a 4.9% increase from the $1.4 billion reported in 2008, reflecting higher affiliate revenue, partially offset by a weak advertising environment. Operating Cash Flow increased 7.5% to $389 million in 2009 compared to $362 million reported in 2008.

For the fourth quarter of 2009, Comcast’s Programming segment reported revenue of $368 million, an increase of 5.2% compared to $350 million reported in the fourth quarter of 2008, reflecting higher advertising and affiliate revenue. Operating Cash Flow decreased 17.0% from $55 million to $46 million in the fourth quarter of 2009, reflecting an expected increase in marketing to launch new shows and the recognition of higher programming expenses in the fourth quarter.

Corporate and Other

Corporate and Other includes corporate overhead, Comcast Interactive Media (CIM), Comcast-Spectacor, and other operations and eliminations between Comcast’s businesses. In 2009, Comcast reported Corporate and Other revenue of $403 million, a 3.9% increase over the $387 million reported in 2008. The Operating Cash Flow loss for the year was $369 million compared to a loss of $400 million in 2008.

For the quarter ended December 31, 2009, Corporate and Other revenue increased 14.3% to $138 million from the $119 million reported in the fourth quarter of 2008, reflecting strong results at CIM and Comcast-Spectacor, partially offset by an increase in corporate eliminations. The Operating Cash Flow loss for the fourth quarter of 2009 was $110 million compared to a loss of $100 million for the same time period in 2008. This quarter’s results include approximately $20 million of expenses related to the NBC Universal transaction.

Share Repurchase

During the fourth quarter of 2009, Comcast repurchased 18.1 million of its common shares for $300 million. In 2009, Comcast repurchased 49.8 million of its common shares for $765 million, reducing the number of total shares outstanding by 1.7%.

As of December 31, 2009, Comcast had approximately $3.3 billion of availability remaining under its share repurchase authorization. As previously announced, Comcast intends to complete its current share repurchase program by the end of 2012, subject to market conditions.

Dividend

During 2009, Comcast paid four cash dividends totaling $761 million. On December 3, 2009, Comcast announced a 40% increase to its planned annual dividend to $0.378 a share. In accordance with the increase, Comcast paid a quarterly cash dividend of $268 million on January 27, 2010.

Notes:

1

In 4Q09, reclassifications were made to prior period results to reflect a change in certain advertising commission and representation fees as operating expenses rather than a reduction of revenue. Although there is no change to prior period OCF, the reclassifications had a minor impact on prior year OCF margins, capital expenditures as a percent of revenue and average monthly total revenue per video customer.

2	Earnings per share amounts are presented on a diluted basis.

3

Customer data is presented on a pro forma basis. Pro forma customer data includes 7,000 video customers acquired through an acquisition in November 2008. The impact of this acquisition on segment operating results was not material.

All percentages are calculated on whole numbers. Minor differences may exist due to rounding.

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Conference Call Information

Comcast Corporation will host a conference call with the financial community today, February 3, 2010 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on Comcast’s Investor Relations website at www.cmcsa.com or www.cmcsk.com. Those parties interested in participating via telephone should dial (800) 263-8495 with the conference ID number 47186371. A replay of the call will be available on the Investor Relations website starting at 12:30 p.m. Eastern Time (ET) on Wednesday, February 3, 2010 and will be available until Monday, February 8, 2010 at midnight Eastern Time (ET). To access the rebroadcast, please dial (800) 642-1687 and enter conference ID number 47186371. To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to email alerts.

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Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. Readers are directed to Comcast’s periodic and other reports filed with the Securities and Exchange Commission (SEC) for a description of such risks and uncertainties. We undertake no obligation to update any forward-looking statements.

Non-GAAP Financial Measures

In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is one of the nation’s leading providers of entertainment, information and communication products and services. With 23.6 million video customers, 15.9 million high-speed Internet customers, and 7.6 million Comcast Digital Voice customers, Comcast is principally involved in the development, management and operation of cable systems and in the delivery of programming content.

Comcast’s content networks and investments include E! Entertainment Television, Style Network, Golf Channel, VERSUS, G4, PBS KIDS Sprout, TV One, 11 regional sports networks operated by Comcast Sports Group and Comcast Interactive Media, which develops and operates Comcast’s Internet businesses, including Comcast.net (www.comcast.net). Comcast also has a majority ownership in Comcast-Spectacor, which owns two professional sports teams, the Philadelphia 76ers NBA basketball team and the Philadelphia Flyers NHL hockey team, and a large, multipurpose arena in Philadelphia, the Wachovia Center, and manages other facilities for sporting events, concerts and other events.

TABLE 1 Condensed Consolidated Statement of Operations (Unaudited)

(in millions, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Revenue	$8,811	$9,067	$34,423	$35,756

Operating expenses	3,477	3,682	13,639	14,396
Selling, general and administrative expenses	1,964	1,976	7,652	7,646

	5,441	5,658	21,291	22,042

Operating cash flow	3,370	3,409	13,132	13,714

Depreciation expense	1,364	1,335	5,457	5,483
Amortization expense	249	257	943	1,017

	1,613	1,592	6,400	6,500

Operating income	1,757	1,817	6,732	7,214

Other income (expense)
Interest expense	(599)	(520)	(2,439)	(2,348)
Investment income (loss), net	6	64	89	282
Equity in net income (losses) of affiliates, net	(3)	(20)	(39)	(64)
Other income (expense)	(580)	9	(285)	22

	(1,176)	(467)	(2,674)	(2,108)

Income before income taxes	581	1,350	4,058	5,106

Income tax expense	(169)	(390)	(1,533)	(1,478)

Net income from consolidated operations	412	960	2,525	3,628

Net (income) loss attributable to noncontrolling interests	-	(5)	22	10

Net income attributable to Comcast Corporation	$412	$955	$2,547	$3,638

Diluted earnings per common share attributable to Comcast Corporation stockholders	$0.14	$0.33	$0.86	$1.26

Dividends declared per common share attributable to Comcast Corporation stockholders	$0.06	$0.09	$0.25	$0.30

Diluted weighted-average number of common shares	2,888	2,862	2,952	2,885

TABLE 2 Condensed Consolidated Balance Sheet (Unaudited)

(in millions)	December 31, 2008	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$1,195	$671
Investments	59	50
Accounts receivable, net	1,626	1,711
Other current assets	836	791

Total current assets	3,716	3,223

Investments	4,783	5,947

Property and equipment, net	24,444	23,855

Franchise rights	59,449	59,452

Goodwill	14,889	14,933

Other intangible assets, net	4,558	4,105

Other noncurrent assets, net	1,178	1,218

	$113,017	$112,733

LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$3,393	$3,094
Accrued expenses and other current liabilities	3,268	2,999
Current portion of long-term debt	2,278	1,156

Total current liabilities	8,939	7,249

Long-term debt, less current portion	30,178	27,940

Deferred income taxes	26,982	27,800

Other noncurrent liabilities	6,171	6,767

Redeemable noncontrolling interests	171	166

Equity
Comcast Corporation stockholders’ equity	40,450	42,721
Noncontrolling interests	126	90

Total Equity	40,576	42,811

	$113,017	$112,733

TABLE 3 Consolidated Statement of Cash Flows (Unaudited)

(in millions)	Twelve Months Ended December 31,
	2008	2009

OPERATING ACTIVITIES
Net income from consolidated operations	$2,525	$3,628
Adjustments to reconcile net income from consolidated operations to net cash provided by operating activities:
Depreciation	5,457	5,483
Amortization	943	1,017
Share-based compensation	258	257
Noncash interest expense (income), net	209	160
Equity in net (income) losses of affiliates, net	39	64
(Gains) losses on investments and noncash other (income) expense, net	321	(201)
Deferred income taxes	495	832
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Change in accounts receivable, net	39	(84)
Change in accounts payable and accrued expenses related to trade creditors	(38)	(136)
Change in other operating assets and liabilities	(17)	(739)

Net cash provided by operating activities	10,231	10,281

INVESTING ACTIVITIES
Capital expenditures	(5,750)	(5,117)
Cash paid for software and other intangible assets	(527)	(522)
Acquisitions, net of cash acquired	(738)	(88)
Proceeds from sales of investments	737	102
Purchases of investments	(1,167)	(346)
Other	(32)	74

Net cash provided by (used in) investing activities	(7,477)	(5,897)

FINANCING ACTIVITIES
Proceeds from borrowings	3,535	1,564
Repurchases and repayments of debt	(2,610)	(4,738)
Repurchases of common stock	(2,800)	(765)
Dividends paid	(547)	(761)
Issuances of common stock	53	1
Other	(153)	(209)

Net cash provided by (used in) financing activities	(2,522)	(4,908)

Increase (decrease) in cash and cash equivalents	232	(524)

Cash and cash equivalents, beginning of period	963	1,195

Cash and cash equivalents, end of period	$1,195	$671